TYSON FOODS, INC.

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made and entered into as of September 28, 2007 (the “Grant Date”), by and between TYSON FOODS, INC., a Delaware corporation (the “Company”), and Richard L. Bond (the “Employee”) SSN ###-##-###.

Subject to the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Agreement, the Company hereby awards as of the Grant Date to the Employee the restricted stock units (“Restricted Stock Units”) described below (the “Restricted Stock Unit Grant”) pursuant to the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Stock Plan”) in consideration of the Employee’s services to be rendered on behalf of the Company as contemplated by the terms of the Employee’s current Employment Agreement with the Company (the “Employment Agreement”) and the cancellation and forfeiture of shares of restricted stock previously held by the Employee pursuant to a grant made on July 29, 2003.

A.	Grant Date: September 28, 2007.

B.

Restricted Stock Units: Restricted Stock Units representing the right to receive 853,589.7829 shares of the Company’s Class A common stock, par value $.10 per share (“Common Stock”), plus any additional Restricted Stock Units credited pursuant to Section 3(b) of the Additional Terms and Conditions attached hereto.

C.

Vesting Schedule: The Restricted Stock Units shall vest according to the Vesting Schedule attached hereto as Schedule 1. The Restricted Stock Units which have become vested pursuant to the Vesting Schedule are herein referred to as the “Vested Stock Units.”

D.

Payment of Vested Stock Units: The Company shall issue to the Employee one share of Common Stock for each Vested Stock Unit held by the Employee (the “Vested Shares”) on the earlier of the following dates to occur (the “Payment Date”):

(i)	the first business day of the fiscal year beginning after the date on which the Employee separates from service, within the meaning of Section 409A of the Code (a “Separation from Service”); or

(ii)	if the Vesting Date is accelerated due to a Change in Control (as described in Section 5(c) of the Additional Terms and

Conditions) and such Change in Control is a “change in control event” within the meaning of Section 409A of the Code, the Payment Date will be made, at the discretion of the Company, after, but no later than sixty (60) days following, the effective date of the Change in Control.

E.

Cancellation and Forfeiture of Restricted Shares. In consideration for the Restricted Stock Unit Grant, the Restricted Stock Agreement, dated July 29, 2003, between the Company and the Employee is hereby cancelled and terminated in its entirety and the Employee hereby forfeits 853,589.7829 shares of restricted stock held by the Employee and scheduled to vest on February 12, 2008 pursuant to such agreement and authorizes the immediate transfer of such shares to the Company.

F.

Compliance With Section 409A of the Code. This Restricted Stock Unit Grant is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed accordingly. The difference in the timing of the Payment Date pursuant to this Agreement and the vesting date under the Restricted Stock Agreement cancelled pursuant to Paragraph E above is intended to comply with Section 409A of the Code based on the Company’s interpretation of the final regulations thereunder, including the transition rule set forth in IRS Notice 2005-1, Q&A-19(c), and extended in IRS Notice 2006-79, which permits the timing of the payment of deferred compensation or a short-term deferral to be changed prior to January 1, 2008.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the Grant Date set forth above.

TYSON FOODS, INC.:

By: /s/ Kenneth Kimbro

Title: SVP of HR

/s/ Richard Bond
Richard L. Bond

2

ADDITIONAL TERMS AND CONDITIONS OF

TYSON FOODS, INC.

RESTRICTED STOCK UNIT AGREEMENT

1.            Stock Units Credited to Unfunded Account. The Restricted Stock Units and Vested Stock Units subject to this Agreement shall be unfunded units, each of which shall be measured by reference to one share of Common Stock and credited to an account maintained for the benefit of the Employee. The Committee (as defined in the Stock Plan) shall cause periodic statements of account to be delivered to the Employee, at such time or times as the Committee may determine in its sole discretion, showing the number of Restricted Stock Units and Vested Stock Units held by the Employee. Subject to other Additional Terms and Conditions, the Committee shall cause the Vested Shares to be issued to the Employee on the Payment Date.

2.	Condition to Delivery of Vested Shares.

a.            The Employee may notify the Company in writing, which notice must be received by the Company at least thirty (30) days prior to the Payment Date, that the Employee wishes to pay all of the tax withholding obligations (whether federal, state or local) imposed on the Company by reason of the issuance of the Vested Shares to the Employee. If Employee so notifies the Company, in order to receive the Vested Shares, Employee must deliver to the Company on the Payment Date either cash or a certified check payable to the Company in the amount of all of the tax withholding obligations (whether federal, state or local) imposed on the Company by reason of the issuance of the Vested Shares to which the election applies.

b.            If the Employee does not deliver a timely election to make a supplemental payment with cash or by certified check for tax withholding obligations as provided in Section 2(a) as to all or a portion of the Vested Shares, Employee will be deemed to have elected to have the actual number of Vested Shares reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock, as determined by the Committee, on the Payment Date is sufficient to satisfy the amount of the tax withholding obligations imposed on the Company by reason of the issuance of such Vested Shares (the “Withholding Election”). Employee understands and agrees that Employee’s signing of this Agreement will be deemed to be Employee’s election to make a Withholding Election pursuant to this Section 2 and such other consistent terms and conditions prescribed by the Committee.

c.            The Committee reserves the right to give no effect to a Withholding Election in which case the Employee will remain obligated to satisfy applicable tax withholding obligations with cash or by a certified check in the manner provided by the Committee. If the Committee elects not to give effect to the Withholding Election, it shall provide the Employee with written notice reasonably in advance of the Payment Date.

3.	Rights as Stockholder.

a.            Employee, or his permitted transferee under Section 4(d) below, shall have no rights as a stockholder with respect to the shares subject to the Restricted Stock Unit Grant until the Vested Shares are issued to the Employee on the Payment Date.

b.            As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), the Employee shall be credited with additional Restricted Stock Units equal to (i) the product of the total number of Restricted Stock Units held by the Employee immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional Restricted Stock Units shall be subject to the same vesting conditions and payment terms set forth herein as the Restricted Stock Units to which they relate. On each Dividend Date, the Employee shall be credited with additional Vested Stock Units equal to (A) the product of the total number of Vested Stock Units held by the Employee immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (B) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional Vested Stock Units shall be fully vested and shall be subject to the same payment terms set forth herein as the Vested Stock Units to which they relate.

4.            Vesting, Forfeiture and Restrictions on Transfer of Restricted Stock Units and Vested Stock Units.

a.            Generally. Those Restricted Stock Units which have become Vested Stock Units pursuant to the Vesting Schedule shall be considered as fully earned by the Employee, subject to the further provisions of Sections 4(b)(ii), 4(b)(v) or 4(c) below, as applicable, and the Company shall issue the Vested Shares to the Employee on the Payment Date. Any Restricted Stock Units which do not become Vested Stock Units in accordance with the Vesting Schedule will be forfeited.

b.	Forfeitures upon Separation from Service.

(i)           Termination by Employee. Upon a Separation from Service prior to a Vesting Date effected by the Employee for any reason other than due to the Employee’s death or disability or, after attaining at least age 62, retirement, all Restricted Stock Units shall be forfeited as of the effective date of such Separation from Service.

(ii)          Termination by Company Other Than for Egregious Circumstances. Upon a Separation from Service effected by the Company for any reason other than Egregious Circumstances (as described in Section 4(b)(v)), the Employee shall become vested in the number of Restricted Stock Units provided in this Section 4(b)(ii) on the date of the Separation from Service, subject to the Employee’s execution of a Separation Agreement and General Release in favor of the Company. If less than sixty percent (60%) of the time frame between the Grant Date and the vesting date shown on Schedule 1 has elapsed, the number of Restricted Stock Units that are eligible to become Vested Stock Units pursuant to this Section 4(b)(ii) shall be the number that bears the same relation to all Restricted Stock Units as (1) the number of full calendar months elapsed from the Grant Date to the last date of Employee’s employment bears to (2) the number of full calendar months between the Grant Date and the Vesting Date, and the remaining Restricted Stock Units shall be forfeited. If at least sixty percent (60%) of the time frame between the Grant Date and Vesting Date has elapsed, all of the Restricted Stock Units shall fully vest and become Vested Stock Units. The Vested Shares shall be issued to the Employee on the Payment Date. Notwithstanding the foregoing provisions of this Section 4(b)(ii), if the Employee refuses to sign, or elects to revoke during any permitted revocation period, the Separation Agreement and General Release, then the vesting of any Restricted Stock Units pursuant to this Section 4(b)(ii) shall not occur and all Restricted Stock Units shall be forfeited.

(iii)        Retirement. Upon the Employee’s Separation from Service on or after attaining age 62, (A) if the last date of Employee’s employment is twelve (12) months or less from the Grant Date, all Restricted Stock Units shall be forfeited; or (B) if the last date of Employee’s employment is at least twelve (12) months and one day from the Grant Date, all of the Restricted Stock Units shall vest and become Vested Stock Units. The Restricted Stock Units that vest in accordance with Clause (B) of this Section 4(b)(iii) shall become Vested Stock Units as of the last date of Employee’s employment. Vested Shares shall be issued to the Employee on the Payment Date.

(iv)         Death or Disability. Upon the Employee’s Separation from Service due to death or disability, all of the Restricted Stock Units shall vest and become Vested Stock Units on the last date of Employee’s employment. Vested Shares shall be issued to the Employee on the Payment Date.

(v)          Termination by Company for Egregious Circumstances. Upon a Separation from Service effected by the Company for Egregious Circumstances (as defined in Employment Agreement), all Restricted Stock Units shall be forfeited as of the effective date of such Separation from Service.

c.            Certain Breaches of Employment Agreement. Notwithstanding anything to the contrary herein, if, at any time, the Company determines that the Employee has breached any of the terms, provisions and restrictions imposed upon Employee under the Employment Agreement, all of the Restricted Stock Units shall be forfeited. Such forfeiture shall occur without limiting the Company’s other rights and remedies available under the Employment Agreement.

d.            Restrictions on Transfer of Restricted Stock Units and Vested Stock Units. Prior to the Payment Date, the Restricted Stock Units and Vested Stock Units may not be transferred by the Employee other than (i) by will or the laws of descent and distribution or (ii) pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, prior to the Payment Date the Restricted Stock Units and Vested Stock Units may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such Restricted Stock Units or Vested Stock Units, the Restricted Stock Unit Grant shall immediately become null and void.

5.	Change in Capitalization.

a.            The number and kind of shares subject to the Restricted Stock Unit Grant shall be proportionately adjusted to reflect a merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of two percent (2%)) or other change in the capital structure of the Company in accordance with the terms of the Stock Plan. All adjustments made by the Committee under this Section shall be final, binding, and conclusive upon all parties.

b.            Subject to Section 5(c) below, in the event of any merger, consolidation, extraordinary dividend (including a spin-off), reorganization or other change in the corporate structure of the Company or its Common Stock or tender offer for shares of Common Stock, the Committee, in its sole discretion, may make such adjustments with respect to this Restricted Stock Unit Grant and take such other action as it deems necessary or appropriate to reflect or in anticipation of such merger, consolidation, extraordinary dividend (including a spin-off), reorganization, other change in corporate structure or tender offer, including, without limitation, the substitution of a new award, the termination or adjustment of the award, the acceleration of the award or the removal of restrictions on the award, as the Committee determines. Any such adjustment may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to the award.

c.            Upon the occurrence of a Change in Control, as defined in the Employment Agreement, the Restricted Stock Units shall become Vested Stock Units as of the effective date of the Change in Control event (unless vesting occurs earlier pursuant to the Vesting Schedule).

d.            The existence of the Stock Plan and the Restricted Stock Unit Grant shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

6.            Governing Laws. This Agreement shall be construed, administered and enforced according to the laws of the State of Delaware.

7.            Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

8.            Notice. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

9.            Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.          Entire Agreement. Subject to the terms and conditions of the Stock Plan, and the provisions of Section 14 of the Employment Agreement, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter. In the event of any conflict between the provisions of the Stock Plan and the terms of this Agreement, the provisions of the Stock Plan will control. The Restricted Stock Unit Grant has been made pursuant to the Stock Plan and an administrative record is maintained by the Committee indicating under which plan the Restricted Stock Unit Grant is authorized.

11.          Violation. Any disposition of the Restricted Stock Units or Vested Stock Units or any portion thereof shall be a violation of the terms of this Agreement and shall be void and without effect.

12.          Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

13.          Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.          No Right to Continued Retention. Neither the establishment of the Stock Plan nor the award of Restricted Stock Units hereunder shall be construed as giving Employee the right to a continued service relationship with the Company or an affiliate.

15.          Postponement of Payment Date. Notwithstanding any provision in the Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Section 409A of the Code at the date of his Separation from Service, then any payment provided for in this Agreement that would result in a tax under Section 409A of the Code if paid during the first six (6) months after the Separation from Service shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Employee during the seventh month following the date of his Separation from Service.

16.          Definitions. Any terms which are capitalized herein but not defined herein shall have the meaning set forth in the Stock Plan.

SCHEDULE 1

TO TYSON FOODS, INC.

RESTRICTED STOCK UNIT GRANT

Vesting Schedule

A.

Provided that the Employee does not experience a Separation from Service prior to the occurrence of the first applicable Vesting Date described in this Part A, the Restricted Stock Units shall become Vested Stock Units as follows:

Percentage of Restricted Stock Units

Which are Vested Stock Units	Vesting Date

100%	February 12, 2008

The events described in Sections 4(b)(ii), (iii) and (iv) of the Agreement, and Section 14 of the Employment Agreement, shall also be considered Vesting Dates and Restricted Stock Units shall become Vested Stock Units as described in such Sections. Except as otherwise provided in Sections 4(b)(ii), (iii) or (iv) of the Agreement, and Section 14 of the Employment Agreement, all Restricted Stock Units shall be forfeited to the extent they do not become Vested Stock Units as of the applicable Vesting Date.

B.	The provisions of this Vesting Schedule are subject to, and limited by, all applicable provisions of the Agreement

Schedule 1 – Page 1 of 1